UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 3, 2013

QUALSTAR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

California (State or other Jurisdiction of Incorporation or Organization)	000-30083 (Commission File Number)	95-3927330 (I.R.S. Employer Identification No.)

3990-B Heritage Oak Court

Simi Valley, CA 93063

(Address of principal executive offices) (Zip Code)

(805) 583-7744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act CFR 240.17R 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

At a meeting held on July 3, 2013, the Board of Directors of Qualstar Corporation (“Qualstar” or the “Company”) approved an amendment (the “Amendment”) to the Company’s Rights Agreement, dated February 5, 2013, between Qualstar and Corporate Stock Transfer, Inc., as rights agent (the “Rights Agreement”), to advance the Final Expiration Date of the Rights Agreement from the close of business on January 31, 2014 to the close of business on July 3, 2013, effectively terminating the Rights Agreement as of the close of business on July 3, 2013. A copy of the Amendment is attached hereto as an Exhibit.

Item 3.03. Material Modification to Rights of Security Holders.

See the information set forth under Item 1.01. Entry into a Material Definitive Agreement, which is incorporated by reference to this Item 3.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officers

On July 3, 2013 the Board of Directors appointed Steven N. Bronson to serve as the interim Chief Executive Officer  and President of Qualstar, effective immediately. The Board has not yet fixed Mr. Bronson’s compensation nor has the Company entered into an agreement with Mr. Bronson for his services.

Departure of Officers

On July 10, 2013, the Company terminated the employment of Lawrence D. Firestone, the Company’s prior Chief Executive Officer and President, for cause. In connection with the termination of Mr. Firestone, on July 11, 2013, Qualstar commenced a lawsuit against Mr. Firestone, in the Superior Court of the State of California, Los Angeles County, alleging breach of his duties owned to the Company. As of the filing of this Current Report on Form 8-K, no severance or compensation arrangement has been entered into between the Company and Mr. Firestone in connection with his termination.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description
4.2	Amendment No. 1 to the Rights Agreement, dated February 5, 2013, between Qualstar Corporation and Corporate Stock Transfer, Inc., as rights agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALSTAR CORPORATION

Dated: July 11, 2013	By:	/s/ Steven N. Bronson
Name: Steven N. Bronson
Title: President and Chief Executive Officer